Exhibit 10.1

WELLS FARGO BANK, NATIONAL ASSOCIATION One Boston Place Boston, Massachusetts 02108	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036

July 21, 2013

Spartan Stores, Inc.
850 76th St. SW
Grand Rapids, Michigan 49518
Attention:	Mr. David M. Staples
Executive Vice President and
Chief Financial Officer

$1,000,000,000 Senior Secured Revolving Loan and Term Loan Facility

Commitment Letter

Ladies and Gentlemen:

Spartan Stores, Inc. (the “Company”) has advised Wells Fargo Bank, National Association (“Wells Fargo”), Bank of America, N.A. (“Bank of America”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”, and together with Wells Fargo and Bank of America, each individually a “Commitment Party” and collectively, the “Commitment Parties”) that the Company intends to enter into a merger (the “Merger”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) with a company previously disclosed to the Commitment Parties and identified as “Nathan” (“Nathan”) and that the Merger will be effected by the Company creating a newly formed wholly-owned subsidiary (“MergerSub”) that will merge with and into Nathan with Nathan as the surviving corporation as a subsidiary of the Company. The “Effective Time” (as such term is defined in the Merger Agreement) on which the Merger is consummated is referred to herein as the “Closing Date”.

The Company has also informed the Commitment Parties that the consideration for the full shares of common stock of Nathan in the Merger will consist of the right to receive shares of common stock of the Company as set forth in the Merger Agreement. Consideration for fractional shares will be paid in cash, and fees, commissions and expenses incurred in connection with the Merger will be paid in cash.

The Company proposes that the working capital requirements of the Company and its subsidiaries upon and following consummation of the Merger will be financed on the Closing Date by entering into a senior secured revolving and term loan and letter of credit facility (the “Credit Facility”) in the amount of $1,000,000,000 which will amend and restate or replace (i) its existing credit facility under the Loan and Security Agreement, dated December 23, 2003 (as the same has been amended, the “Existing Credit

Agreement”), among the Company, Wells Fargo Capital Finance, LLC, successor by merger to Wachovia Capital Finance Corporation (Central), as administrative and collateral agent and the parties thereto as lenders and (ii) the existing credit facility of Nathan under the Credit Agreement, dated December 21, 2011 (as the same has been amended, the “Existing Nathan Credit Agreement”), by and among Wells Fargo Capital Finance, LLC, as administrative and collateral agent and the lenders party thereto (collectively, as to clauses (i) and (ii), the “Refinancing”). Certain of the terms, and the only conditions to the entry into and initial borrowings under such Credit Facility as set forth in Section 5 hereof and in the sections of the Term Sheet titled “Conditions Precedent to Initial Borrowings” and “Conditions Precedent to All Borrowings”, are specified in the Summary of Principal Terms and Conditions attached to this letter as Exhibit A (the “Term Sheet”, and together with this letter and the annexes hereto, the “Commitment Letter”).

The Merger, the Refinancing, and the transactions reasonably related thereto are hereinafter referred to collectively as the “Transactions”.

1. Commitments. Each of Wells Fargo and Bank of America (individually, an “Initial Lender” and collectively, “Initial Lenders”) is pleased to advise the Company of its several and not joint commitment, in the case of Wells Fargo to provide $500,000,000 of the Credit Facility (consisting of $450,000,000 of the Tranche A Revolving Facility, $20,000,000 of the Tranche A-1 Revolving Loan Facility and $30,000,000 of the Tranche A-2 Term Loan Facility) and in the case of Bank of America, to provide $500,000,000 of the Credit Facility (consisting of $450,000,000 of the Tranche A Revolving Facility, $20,000,000 of the Tranche A-1 Revolving Loan Facility and $30,000,000 of the Tranche A-2 Term Loan Facility), in each case, based upon and subject to the terms of this Commitment Letter and in the fee letter of even date herewith (the “Fee Letter”). The commitments of Wells Fargo and Bank of America are several and not joint. The Commitment Parties may, from time to time, determine to provide certain of the services contemplated herein through one or more of their respective affiliates. The Commitment Parties shall be severally liable in respect of their respective commitments and all other obligations in this Commitment Letter or in the Fee Letter and no Commitment Party shall be responsible for the commitment or any other obligation of any other Commitment Party.

2. Titles and Roles; Syndication. It is agreed that (a) each of Wells Fargo and Merrill Lynch will act as the co-lead arrangers for the Credit Facility (each an “Arranger” and collectively, the “Arrangers”), (b) each of Wells Fargo and Merrill Lynch will act as joint bookrunners for the Credit Facility, (c) Bank of America will act as syndication agent for the Credit Facility and (d) Wells Fargo will act as sole and exclusive administrative and collateral agent for the Credit Facility (in such capacity, “Agent”).

It is further agreed that (a) Wells Fargo shall have “left” and highest placement and shall appear on the top left of the information memoranda and all Marketing Materials (as defined in Annex A hereto) and other documentation used in connection with the Credit Facility and (b) Merrill Lynch shall have second placement with respect to the Credit Facility and appear immediately to the “right” of Wells Fargo on the top of any information materials and all Marketing Materials in respect of the Credit Facility. The Company agrees that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) will be paid to any Lender (as defined below) or any Arranger in connection with the Credit Facility unless Arrangers and the Company agree. The Arrangers intend and reserve the right, both prior to and after the Closing Date, to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks and other financial institutions (together with the Initial Lenders, each individually a “Lender” and collectively, the “Lenders”). The parties agree that syndication shall be as set forth in Annex A to this Commitment Letter. The syndication of the Credit Facility is not a condition to the closing of the Credit Facility.

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Notwithstanding the right of Arrangers to syndicate the Credit Facility and receive commitments with respect thereto, and subject to the proviso in the first paragraph of Annex A hereto, (i) no Initial Lender shall be relieved or novated from its obligations hereunder in connection with any syndication or assignment in the event that any assignee of such Initial Lender shall fail to fund on the Closing Date, (ii) no such assignment or novation shall become effective with respect to any portion of any Initial Lender’s commitment in respect of the Credit Facility until after the initial funding of the Credit Facility on the Closing Date, and (iii) unless the Company otherwise agrees in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred.

3. Expenses and Indemnification. The Company agrees (a) to pay or reimburse all reasonable and documented or invoiced out-of-pocket fees, costs and expenses incurred by the Commitment Parties and their affiliates in connection with their due diligence, approval, documentation, syndication and closing of the Credit Facility, whether incurred before or after the date hereof (collectively, the “Expenses”), including the preparation and negotiation of this Commitment Letter (including any amendment or modification hereto), and including reasonable attorneys’ fees and legal expenses (provided, that, legal fees shall be limited to the reasonable fees and disbursements of one primary counsel for all of the Commitment Parties and, in addition, one local counsel for the Commitment Parties in each appropriate jurisdiction), appraisal fees, expenses related to Patriot Act compliance and background checks, ERS set-up fees, filing and search charges, recording taxes and field examination expenses (and including in addition a per diem charge per person per day for examinations, plus reasonable and documented out-of-pocket expenses for the field examiners of Wells Fargo in the field and in the office, including travel, hotel and all other reasonable and documented out-of-pocket expenses) and the enforcement of any of the rights and remedies of the Commitment Parties under this Commitment Letter, in each case regardless of whether the Credit Facility is closed and (b) to indemnify, defend, and hold harmless each of the Commitment Parties, each of its affiliates, and each of their officers, directors, employees, agents, advisors, and other representatives (each, an “Indemnified Person”) as set forth on Annex B hereto. All Expenses are to be paid to the Commitment Parties promptly upon demand.

4. Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, the Company agrees to pay the fees described in the Term Sheet and the Fee Letter on the terms set forth therein. The terms of the Fee Letter are an integral part of each Commitment Party’s commitment and other obligations hereunder. Each of the fees described in the Fee Letter shall be nonrefundable when paid except as expressly set forth therein.

5. Conditions. The commitments of the Initial Lenders under this Commitment Letter to enter into the Credit Facility and make the initial loans contemplated thereunder are subject solely to the satisfaction of each condition set forth in the sections entitled “Conditions Precedent to Initial Borrowings” and “Conditions Precedent to All Borrowings” in the Term Sheet. Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter, the Loan Documents (as defined in the Term Sheet) or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations relating to Nathan and its subsidiaries and their respective businesses, the accuracy of which shall be a condition to the initial funding under the Credit Facility on the Closing Date shall be (i) such of the representations made by Nathan in the Merger Agreement as are material to the interests of Agent, Arrangers and Lenders, but only to the extent that the Company, MergerSub or any affiliate of either of them has the right to terminate the obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (ii) the Specified Representations (as defined below, the representations

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described in clauses (a)(i) and (a)(ii) being the “Closing Date Representations”), and (b) the terms of the Loan Documents shall be in a form such that they do not provide for additional conditions to the initial funding under the Credit Facility on the Closing Date if the conditions set forth in this Section 5 and in the sections of the Term Sheet titled “Conditions Precedent to Initial Borrowings” and “Conditions Precedent to All Borrowings” are satisfied (it being understood that, (i) to the extent any collateral (including the creation or perfection of any security interest therein) is not or cannot be provided on the Closing Date after the use of commercially reasonable efforts by the Company to do so, without undue burden or expense, then the perfection of any such lien, security interest and/or collateral shall not constitute a condition precedent to the initial funding under the Credit Facility on the Closing Date (other than (A) the perfection of security interests in and liens on assets with respect to which a security interest may be perfected upon closing solely by the filing of financing statements under the Uniform Commercial Code or by the filing of a notice with the United States Patent and Trademark Office or the United States Copyright Office, and (B) the perfection of security interests in and liens on the stock of the Company’s direct or indirect domestic subsidiaries (after giving effect to the Merger) with respect to which a security interest may be perfected upon closing by the delivery of a stock certificate, but may instead be provided within 90 days after the Closing Date, subject to such extensions as are reasonably agreed by the Arrangers, pursuant to arrangements to be mutually agreed and (ii) nothing in the preceding clause (a) will be construed to limit the applicability of the individual conditions set forth herein or in the Term Sheet. “Specified Representations” means representations in the Loan Documents relating to existence, organizational power and authority to enter into the Loan Documents; due authorization, execution, delivery and enforceability of such Loan Documents; solvency (as to the Company and its subsidiaries on a consolidated basis for purposes of the representation as of the Closing Date); no violation of or conflict with law; no conflicts of the Loan Documents with charter documents; Federal Reserve margin regulations; the Investment Company Act; OFAC and U.S.A. PATRIOT Act; compliance with anti-terrorism, anti-bribery and anti-money-laundering laws and regulations; status of the Credit Facility as senior debt; and the creation, perfection and immediately following the Transactions, first priority status of the security interests (subject to customary permitted liens) granted in collateral perfected under Article 9 of the Uniform Commercial Code (subject in all respects to the foregoing provisions of this paragraph). This paragraph and the provisions herein are referred to herein as the “Certain Funds Provision”.

6. Confidentiality. The Company agrees that this Commitment Letter (including the Term Sheet) is for its confidential use only and that neither its existence, nor the terms hereof, will be disclosed by it to any person without the prior consent of the Arrangers, other than (a) to its officers, directors, employees, attorneys, advisors, accountants, auditors, and consultants, together with the Fee Letter, (b) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation or as requested by a governmental authority, (c) to any ratings agency in connection with the Transactions, and (d) to Nathan and its board of directors, officers, directors, employees, attorneys, advisors, accountants, auditors, and consultants in connection with the Merger, together with the Fee Letter, provided, that in each case as to disclosures of the Commitment Letter under clauses (a), (c) or (d) on a confidential and need to know basis and as to the Fee Letter (as is permitted only under clauses (a) and (d)) on a confidential and need-to-know basis (which confidential basis will allow Nathan to disclose the Commitment Letter to the extent provided under clauses (i) and (ii) below). In addition, following the acceptance by the Company of this Commitment Letter in accordance herewith and the return of an executed counterpart of this Commitment Letter by the Company to the Commitment Parties, (i) the Company or Nathan may disclose this Commitment Letter (but not the Fee Letter) in filings with (A) the SEC and (B) other applicable regulatory authorities and stock exchanges, and in the case of this clause (B) only to the extent required by law to do so and (ii) the Company or Nathan may file or make such other public disclosures of the terms and conditions in the Commitment Letter as it is required by law, in the opinion of its counsel, to make. After prior written notice to the Arrangers with such information with respect thereto as the

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Arrangers may request, the Company may also disclose the aggregate amount of fees payable under the Fee Letter and the Term Sheet as part of projections, pro forma information or a generic disclosure regarding the sources and uses (but without disclosing any specific fees set forth therein) in connection with the syndication of the Credit Facility or in any public filings relating to the Transactions or to any ratings agency.

Each Commitment Party agrees that material, non-public information regarding the Company and its subsidiaries, and Nathan and its subsidiaries, and their operations, assets, and existing and then contemplated business plans and Merger shall be treated by such Commitment Party in a confidential manner, and shall not be disclosed by such Commitment Party to persons who are not parties to this Commitment Letter, except: (i) to its officers, directors, employees, attorneys, advisors, accountants, auditors, and consultants to such Commitment Party on a “need to know” basis in connection with Transactions and on a confidential basis, (ii) to subsidiaries and affiliates of such Commitment Party, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this paragraph, (iii) to regulatory authorities with jurisdiction over such Commitment Party and its affiliates, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), the disclosing party agrees to provide the Company with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Company pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to by the Company, (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi) the disclosing party agrees to provide the Company with prior notice thereof, to the extent, and for such period of time, that it is reasonably practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to the Company pursuant to the terms of the subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by such Commitment Party), (viii) in connection with any proposed assignment or participation of any Commitment Party’s interest in the Credit Facility, provided that any such proposed assignee or participant shall have agreed to receive such information subject to the terms of the customary confidentiality agreements used by the Arrangers for syndication as provided below, (ix) to the extent that such information was already in the possession of any Commitment Party (not subject to confidentiality obligations in favor of the Company) or is independently developed by a Commitment Party, (x) to ratings agencies, (xi) to the extent that such information was received by a Commitment Party from a third party that is not to its knowledge subject to confidentiality obligations owing to the Company, and (xiii) in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter for purposes of establishing a “due diligence” defense or for any other purpose. The foregoing shall not be deemed to apply to any information that any Commitment Party receives in connection with the credit facilities under the Existing Credit Agreement and the Existing Nathan Credit Agreement.

Notwithstanding anything to the contrary in this Commitment Letter, (i) the Company agrees that the Projections and the Marketing Materials (as defined in Annex A hereto) and all other information provided by or on behalf of the Company and its affiliates to any Arranger regarding the Company and its affiliates and the Transactions may be disseminated by or on behalf of the Arrangers to prospective lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with the Arrangers’ standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential lender or other meetings) and (ii) the Company agrees that the Arrangers may share with their respective affiliates any information relating to the Credit Facility, the Company or its subsidiaries for purpose of the evaluation, negotiation, documentation and syndication

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of the Credit Facility and after the disclosure by the Company of the Credit Facility and the other transactions contemplated hereby in accordance with applicable securities laws, or in any event after the Closing Date, may disclose information relating to the Credit Facility to Gold Sheets and other publications or for its marketing materials, with such information to consist of deal terms and other information customarily found in such publications or marketing materials and that the Arrangers may otherwise use the corporate name and logo of the Company in “tombstones” or other advertisements, marketing materials or public statements, provided, that, the content of any “tombstones” will be reasonably acceptable to the Company.

7. Information. The Company hereby represents and warrants that (i) all written information, other than Projections (as defined below) and information of a general economic nature or industry specific information, which has been or is hereafter made available to any Commitments Party or any prospective Lender by or on behalf of the Company or any of its representatives in connection with the business of the Company and its subsidiaries (“Information”), is and will be, together with any other publicly available information regarding the Company in its most recent 10-K and 10-Q, complete and correct as to the subject matter thereof (taken as a whole) in all material respects as of the date made available to such Commitment Party or such prospective Lender and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which such statements were made and (ii) all financial projections concerning the Company and its subsidiaries that have been or are hereafter made available to any Commitment Party or prospective Lender by the Company or any of its representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions deemed reasonable by the Company at the time such Projections were prepared in light of the past operations of the businesses of the Company and its subsidiaries and based upon estimates and assumptions which the Company has determined to be reasonable in light of the then current conditions and facts (it being understood that such Projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular Projections will be realized and that such variations may be material). If at any time prior to the later of (i) 90 days following the Closing Date or (ii) completion of a Successful Syndication (as defined in the Fee Letter), the Company becomes aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then the Company will (or with respect to Information and Projections relating to Nathan and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and Projections so that such representations will be correct in all material respects under those circumstances. The Company agrees to furnish (using commercially reasonable efforts with respect to Nathan and its subsidiaries) to the Commitment Parties such Information and Projections as any Commitment Party may reasonably request consistent with the practices of such Commitment Party and the nature and circumstances of the businesses of the Company, Nathan and their respective subsidiaries and to supplement the Information and the Projections from time to time until the earlier of a Successful Syndication (as defined in the Fee Letter) or 90 days following the Closing Date. In arranging and syndicating the Credit Facility, each Commitment Party and other Lenders will be using and relying on the Information and the Projections without responsibility for independent verification thereof.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities, Etc. The Company acknowledges that each Commitment Party or one or more of its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Company may have conflicting interests regarding the transactions described herein or otherwise. The Company also acknowledges that each Commitment Party and its affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to the Company, confidential information obtained by it from other companies

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(including from Nathan). However, consistent with its policies to hold in confidence the affairs of its customers, each Commitment Party will use its customary policies and procedures, including independence policies and permanent and ad hoc information barriers within such party directed at ensuring that the individual directors, officers and employees involved in the Credit Facility are not influenced by any such conflicting interest or duty and that any confidential information subject to the terms of Section 6 above received by a Commitment Party from the Company hereunder is not disclosed or made available to any other client. The foregoing shall not apply to any information received by a Commitment Party pursuant to its relationship as an agent, lender or issuing bank under the Existing Credit Agreement or Existing Nathan Credit Agreement (which information will be subject to the applicable terms of such agreement) or otherwise received subject to any other arrangements with respect to the confidentiality thereof.

The Company further acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Company, on the one hand, and any Commitment Party, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether such Commitment Party or one or more of its affiliates has advised or is advising you on other matters, (b) each Commitment Party, on the one hand, and the Company, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of any Commitment Party, (c) the Company is capable of evaluating and understanding, and the Company understands and accepts, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) the Company has been advised that each Commitment Party or one or more of its affiliates is engaged in a broad range of transactions that may involve interests that differ from its interests and the interests of Nathan and that such Commitment Party does not have any obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship, and (e) the Company waives, to the fullest extent permitted by law, any claims it may have against any Commitment Party or its affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that no Commitment Party shall have any liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including its stockholders, employees or creditors.

The Company further acknowledges that one or more of the affiliates of any Commitment Party are full service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party or one or more of its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company and other companies with which the Company or Nathan may have commercial or other relationships. With respect to any debt or other securities and/or financial instruments so held by any Commitment Party or one or more of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Nothing contained herein shall limit or preclude the Commitment Parties or any of their respective affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of the Company or its subsidiaries or any of their affiliates, or any other party that may have interests different than or adverse to such parties. The Company acknowledges that the Commitment Parties and their respective affiliates (the term “Commitment Parties” as used in this paragraph being understood to include such affiliates) may be

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providing debt financing, equity capital or other services (including financial advisory services) to other companies with which the Company or its subsidiaries or affiliates may have interests that conflict, that the Commitment Parties may act, without violating its contractual obligations to the Company, as it deems appropriate with respect to such other companies (provided, that, the Commitment Parties will not provide any material non-public confidential information concerning the Company or Nathan received from the Company or its advisors to any competitor, supplier or customer of the Company or its subsidiaries or Nathan or its subsidiaries), and that the Commitment Parties have no obligation in connection with the Credit Facility to use, or to furnish to the Company or its subsidiaries or affiliates, confidential information obtained from other companies or entities.

9. Acceptance and Termination. This Commitment Letter will be of no force and effect unless executed by each of the Commitment Parties and a counterpart hereof is accepted and agreed to by the Company and, as so accepted and agreed to, received by the Commitment Parties by 5 p.m. (Eastern time) on July 21, 2013, together with the Fee Letter as duly authorized, executed and delivered by the Company. The commitment of the Commitment Parties under this Commitment Letter, if timely accepted and agreed to by the Company, will terminate upon the earliest of (i) as of the close of business on January 21, 2014 unless the Closing Date occurs on or prior thereto, (ii) the closing of the Merger without the closing of the Credit Facility, (iii) the termination of the Merger Agreement or the Company or one of its affiliates publicly announces its intention not to proceed with the Merger, and (iv) the agreement to undertake or acceptance of a commitment by the Company or any of its affiliates for any debt or equity financing in lieu of all or any portion of the Credit Facility in any transaction other than a transaction led or arranged by the Commitment Parties or any of their affiliates. Following any termination or expiration hereof, the Credit Facility will require reapproval by each of the Commitment Parties even if the Commitment Parties and their respective counsel and other advisors continue to work on the transaction. Such reapproval, if obtained, may result in different terms or conditions, or the determination not to consummate the transaction.

10. Patriot Act. The Commitment Parties hereby notify the Company that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “USA Patriot Act”), the Commitment Parties may be required to obtain, verify and record information that identifies the Loan Parties (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding the Loan Parties that will allow the Commitment Parties or Lenders to identify the Loan Parties in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act. The Company agrees to provide the Commitment Parties, not less than five business days prior to the Closing Date, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act to the extent requested at least ten business days prior to the Closing Date or in the case of any later request as promptly as practicable.

11. Entire Agreement; No Third Party Reliance. This Commitment Letter contains the entire commitment of the Commitment Parties for this transaction and, upon acceptance by the Company, supersedes all prior proposals, commitment letter, negotiations, discussions and correspondence. This Commitment Letter may not be contradicted by evidence of any alleged oral agreement. No party has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter. This Commitment Letter is addressed solely to the Company and is not intended to confer any obligations to or on, or benefits to or on, any third party.

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12. Surviving Provisions. The indemnification, expense, fee, sharing information; absence of fiduciary relationship, affiliate transactions, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or termination of the commitments of any of the Commitment Parties described herein.

13. Counterparts. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

14. Assignment; Governing Law. This Commitment Letter may not be assigned by the Company without the prior written consent of the Arrangers, is intended to be solely for the benefit of the parties hereto and the Indemnified Parties and may not be amended, waived or modified, except in writing signed by the Arrangers and the Company. This Commitment Letter is governed by and construed in accordance with the laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York, provided, that, for purposes only of clause (f) of Schedule 3 to the Term Sheet, the interpretation of the definition of “Nathan Material Adverse Effect” and “Scout Material Adverse Effect” (and whether or not either has occurred) shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

15. JURY TRIAL WAIVER. THE COMMITMENT PARTIES AND THE COMPANY EACH WAIVES ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS REFERRED TO IN THIS COMMITMENT LETTER.

If you accept and agree to the foregoing, please so indicate by executing and returning the enclosed copy of this letter to the Arrangers, together with the Fee Letter.

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We look forward to continuing to work with you to complete this transaction.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

BANK OF AMERICA, N.A.

By:
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:
Name:
Title:

Accepted and agreed on this day of July 2013:

SPARTAN STORES, INC.

By:
Name:
Title:

ANNEX A

Syndication Provisions

While the Initial Lenders have provided a commitment for the entire amount of the Credit Facility, subject to the terms and conditions of this Commitment Letter and the Term Sheet, it is understood and agreed that prior to and/or after the execution of the Loan Documents, the Arrangers may syndicate all or a portion of the Initial Lenders’ commitments with respect to the Credit Facility to other Lenders and in the case of the Initial Lenders’ commitments with respect to the Tranche A Revolving Facility that are either (i) identified by the Arrangers in consultation with the Company on or prior to the date of the Commitment Letter or (ii) have been approved by the Company (such approval not to be unreasonably withheld or delayed) ; provided, that, any assignment made prior to the Closing Date shall not relieve each of the Initial Lenders of its obligations hereunder to the extent that an assignee breaches its obligation to fund its ratable share of the drawings under the Credit Facility on the Closing Date (provided, that the Initial Lenders shall not have any obligation with respect to any breach by an assignee that occurs after the Closing Date).

Arrangers will be entitled to manage all aspects of any syndication of the Credit Facility, including decisions as to the selection of prospective lenders to be approached and included, the timing of all offers to prospective lenders, the amount offered, the allocation and acceptance of prospective commitments, the amount of compensation payable to prospective lenders, and any titles to be awarded to such prospective lenders. The Company agrees that no Lender will receive any compensation for its participation in the Credit Facility except as expressly agreed to and offered by the Arrangers.

The Company agrees to cooperate in such syndication process and use commercially reasonable efforts to assist the Arrangers in completing a Successful Syndication (as defined in the Fee Letter) from the date hereof until the earlier of the completion of a Successful Syndication or 90 days following the Closing Date. To assist the Arrangers in their syndication efforts, without limiting the foregoing, the Company agrees, upon the reasonable request of the Arrangers, to:

(a) make senior management and representatives of the Company, and using commercially reasonable efforts, management and representatives of Nathan and its subsidiaries, if requested, available to participate in meetings and to provide information to prospective lenders in a timely manner at such times and places as are mutually and reasonably agreed,

(b) use commercially reasonable efforts to ensure that the syndication efforts of the Arrangers benefit from the existing lending relationships of the Company and Nathan,

(c) arrange for direct contact between senior management and other representatives and advisors of the Company and the prospective lenders in a timely manner at such times and places as are mutually and reasonably agreed,

(d) assist, and use commercially reasonable efforts cause Nathan to assist, in the preparation of the Marketing Materials (as defined below),

(e) at the expense of the Company, host, with the Arrangers, one or more meetings of prospective lenders, and, in connection with any such lender meeting (a “Lender Meeting”), consulting with the Arrangers with respect to the presentations to be made at any such Lender Meeting, and making available appropriate officers of the Company (and using commercially reasonable efforts, senior management and representatives of Nathan) and its subsidiaries to attend and participate, and rehearsing such presentations prior to such Lender Meetings, as reasonably requested by Arrangers, and

(f) promptly prepare and provide (and to use its commercially reasonable efforts to cause Nathan to assist in the preparing and providing) to Arrangers such information with respect to the Company, Nathan and the Transactions as Arrangers may reasonably request, including, without limitation, (i) a confidential information memorandum that includes information with respect to the Company and its subsidiaries, Nathan and the Transactions as Arrangers may reasonably request, including the Projections, all in form and substance reasonably satisfactory to each of the Arrangers (the “Marketing Materials”), and (ii) a version of the Marketing Materials (the “Public Information Materials”) that does not contain Projections or other material non-public information concerning Nathan, its respective affiliates or its securities for purposes of the United States federal and state securities laws (“Material Non-Public Information”).

The Company understands that in arranging and syndicating the Credit Facility, Arrangers may use and rely on the Marketing Materials without independent verification thereof. Until the earlier of 90 days after the Closing Date and a Successful Syndication, the Company will promptly notify the Arrangers of any changes in circumstances that could be expected to call into question the continued reasonableness of any assumption underlying the Projections and agrees to update the Marketing Materials as may be reasonably requested by any Arranger.

Before distribution of any Marketing Materials (a) to prospective lenders that do not wish to receive Material Non-Public Information concerning the Company, its respective affiliates or its securities (such lenders, “Public Lenders;” all other lenders, “Private Lenders”), the Company agrees to provide the Arrangers with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of Material Non-Public Information therein and (b) to prospective Private Lenders, the Company agrees to provide Arrangers with a customary letter authorizing the dissemination of those materials. In addition, at the request of any Arranger, the Company will identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC.” The Company agrees that the Arrangers may distribute the following documents to all prospective lenders, unless the Company advises the Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (i) administrative materials for prospective lenders such as lender meeting invitations and funding and closing memoranda, and (ii) other materials intended for prospective lenders after the initial distribution of the Marketing Materials, including drafts and final versions of the definitive documentation for the Credit Facility. If the Company advises the Arrangers that any of the foregoing items should be distributed only to Private Lenders, then the Arrangers agree not to distribute such materials to Public Lenders without the Company’s prior written consent (including by email).

To ensure an orderly and effective syndication of the Credit Facility, the Company agrees that

(a) from the date hereof until the earlier of the completion of a Successful Syndication and 90 days following the Closing Date, the Company will not, and will not permit any of its affiliates to, and will require that Nathan agree not to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility, or debt or preferred equity security of the Company or any of its subsidiaries (other than the syndication of the Credit Facility as contemplated hereby), including any renewals or refinancings of any existing debt facility, without the prior written consent of the Arrangers, provided, that, the foregoing shall not apply to (i) purchase money financing of equipment, (ii) borrowings under existing credit facilities, (iii) other immaterial ordinary course indebtedness, and (iv) the incurrence of up to $25,000,000 of new indebtedness secured by real estate and up to $50,000,000 of unsecured indebtedness, in each case under this clause (iv) on terms and conditions reasonably satisfactory to Arrangers, and

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(b) the Arrangers shall have a syndication period prior to the Closing Date (commencing on the date after the later of (i) delivery of the final Marketing Materials and (ii) the Lender Meeting and ending 20 consecutive business days after such date) to seek to syndicate the Credit Facility, provided, that, such period may not include (A) any day from and including August 26, 2013 through August 30, 2013, (B) November 27, 2013 and November 29, 2013 and (C) any day from and including December 23, 2013 through January 3, 2014.

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ANNEX B

Indemnification Provisions

To the fullest extent permitted by applicable law, the Company (individually and collectively, the “Indemnifying Person”) jointly and severally agrees that it will indemnify, defend, and hold harmless each of the Indemnified Persons from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all legal costs (provided, that, the obligations to reimburse any Indemnified Person for legal fees and expenses shall be limited to reasonable legal fees and expenses of one firm of counsel for all such Indemnified Persons and if necessary, of one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) and in the case of an actual or perceived conflict of interest, one counsel for such affected Indemnified Person) or other costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Persons is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements, resulting from any act or omission of any of the Indemnified Persons), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Transactions, (b) the Commitment Letter or the Credit Facility, or (c) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in, information furnished by Indemnifying Person or the Acquired Business, or any of their respective subsidiaries or affiliates, or any other person in connection with the Transactions or the Commitment Letter; provided, that, such indemnity agreement shall not, as to any Indemnified Person, apply to (i) disputes solely between or among the Indemnified Persons or disputes solely between or among Indemnified Persons and their respective affiliates, unless and to the extent such proceedings relate to acts or omissions by the Company or its affiliates or Nathan and its affiliates; it being understood and agreed that the indemnification in this Commitment Letter shall extend to disputes between or among Agent or the Arrangers on the one hand, and one or more Lenders, or one or more of their affiliates, on the other hand, and (ii) any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to the extent a court of competent jurisdiction finally determines such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Person to have resulted from (A) the gross negligence or willful misconduct of such Indemnified Person or (B) the material breach of the material obligations of such Indemnified Person under the Commitment Letter. These Indemnification Provisions shall be in addition to any liability which the Indemnifying Person may have to the Indemnified Persons.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Persons proposes to demand indemnification, it shall notify the Indemnifying Person with reasonable promptness; provided, that, any failure by any of the Indemnified Persons to so notify the Indemnifying Person shall not relieve the Indemnifying Person from its obligations hereunder. Arrangers, on behalf of the Indemnified Persons, shall have the right to retain counsel of its choice to represent the Indemnified Persons, and the Indemnifying Person shall pay the fees, expenses, and disbursement of such counsel, and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnifying Person and any counsel designated by the Indemnifying Person. The Indemnifying Person shall be liable for any settlement of any claim against any of the Indemnified Persons made with its written consent, which consent shall not be unreasonably withheld. Without the prior written consent of Wells Fargo, the Indemnifying Person shall not settle or compromise any claim, permit a default or consent to the entry of any judgment in respect thereof.

B-1

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Person, on the one hand, and the Indemnified Persons, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Persons may be subject in accordance with the relative benefits received by the Indemnifying Person, on the one hand, and the Indemnified Persons, on the other hand, and also the relative fault of the Indemnifying Person, on the one hand, and the Indemnified Persons collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation.

Neither expiration nor termination of the commitment of any Commitment Party under the Commitment Letter or funding or repayment of the loans under the Credit Facility shall affect these Indemnification Provisions which shall remain operative and continue in full force and effect.

No Indemnified Person shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, Intralinks, SyndTrak or other similar transmission systems in connection with the Credit Facility, except to the extent a court of competent jurisdiction finally determines such damage resulted from the gross negligence or willful misconduct of such Indemnified Person. In addition, no person shall be responsible or liable for special, indirect, consequential, exemplary, incidental or punitive damages which may be alleged as a result of this Commitment Letter or the Fee Letter and each party to this Commitment Party, on behalf of itself and each of its affiliates, irrevocably and unconditionally waives any right to seek any equitable remedies (including, without limitation, specific performance) for any damages that may be alleged as a result of any breach, or as a result, of this Commitment Letter or any element of the transactions contemplated hereby.

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EXHIBIT A

TERM SHEET

Wells Fargo Bank, National Association

Bank of America, N.A.

SPARTAN STORES, INC.

$1,000,000,000 Senior Secured Revolving Loan and Term Loan Facility

(“Credit Facility”)

Summary of Principal Terms and Conditions

July 21, 2013

This Summary of Principal Terms and Conditions (the “Term Sheet”) is subject to the terms and conditions of the Commitment Letter, dated of even date herewith, by and among Spartan Stores, Inc. (the “Company”), Wells Fargo Bank, National Association, Bank of America, N.A., and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Capitalized terms used herein shall have the meanings set forth in such Commitment Letter, and all capitalized terms used herein and not defined herein or in the Commitment Letter shall have the meanings given to them in the Existing Credit Agreement, unless otherwise specified herein.

Borrowers:	The Company, Spartan Stores Distribution, LLC, Market Development Corporation, Spartan Stores Associates, LLC, Family Fare, LLC, MSFC, LLC, Seaway Food Town, Inc., The Pharm of Michigan, Inc., Valley Farm Distributing Co., Gruber ’s Real Estate, LLC, Prevo’s Family Markets, Inc., Custer Pharmacy, Inc., Spartan Properties Management, Inc. (formerly known as Buckeye Real Estate Management Co.), Spartan Stores Fuel, LLC, Nathan and/or any domestic operating subsidiaries of the Company with assets to be included in the Borrowing Base after giving effect to the Merger. All references herein to Borrowers means the Company and its subsidiaries after giving effect to the Merger.

Guarantors:	All existing and subsequently acquired or organized direct or indirect domestic subsidiaries of the Company that are not Borrowers. If any subsidiary of the Company does not have assets to be included in the Borrowing Base, it will be a Guarantor instead of a Borrower. Borrowers and Guarantors are referred to herein collectively as “Loan Parties” and Individually as a “Loan Party”.

Joint Lead Arrangers and Joint Bookrunners:	Wells Fargo Bank, National Association and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”, and together with Wells Fargo, in such capacities, collectively, the “Arrangers”).

Administrative and Collateral Agent:	Wells Fargo Bank, National Association (in such capacity, “Agent”).

Syndication Agent:	Bank of America, N.A.

Documentation Agents:	To be determined by the Arrangers in consultation with the Company.

Lenders:	Wells Fargo Bank, National Association, Bank of America, N.A. and such other institutions as may become parties to the financing arrangements as lenders (collectively, “Lenders”) as determined by the Arrangers in consultation with the Company.

Swingline Lender:	Wells Fargo Bank, National Association (in such capacity, “Swingline Lender”).

Letter of Credit Issuer:	Wells Fargo Bank, National Association, Bank of America, N.A. and other Lenders acceptable to the Company and approved by Agent (in such capacity, an “Issuing Bank”).

Credit Facility:

The Credit Facility will consist of:

(a)     a senior secured revolving credit and letter of credit facility of up to $900,000,000, subject to increase as provided below (the “Tranche A Revolving Facility”); and

(b)     a senior secured first-in-last-out revolving credit facility of up to $40,000,000 (the “Tranche A-1 Revolving Facility”);

(c)     a senior secured term loan facility in the amount of $60,000,000 (the “Tranche A-2 Term Loan Facility”).

The Tranche A Revolving Facility, Tranche A-1 Revolving Facility and Tranche A-2 Term Loan Facility are referred to herein as the “Credit Facility”. The term “Tranche A Maximum Credit” as used herein means the aggregate amount of the commitments in the Tranche A Revolving Facility of the Lenders. The term “Tranche A-1 Maximum Credit” as used herein means the aggregate amount of the commitments in the Tranche A-1 Revolving Facility of the Lenders. The term “Tranche A-2 Maximum Credit” as used herein means the aggregate amount of the commitments in the Tranche A-2 Term Loan Facility of the Lenders. The sum of the Tranche A Maximum Credit, the Tranche A-1 Maximum Credit and the Tranche A-2 Maximum Credit is referred to herein as the “Maximum Credit”.

The revolving loans under the Tranche A Revolving Facility (“Tranche A Revolving Loans”) will be subject to the Tranche A Borrowing Base and other terms described below, with a portion of the Tranche A Revolving Facility available for letters of credit issued by an Issuing Bank and arranged for by Agent (“LCs”), with a sublimit on LCs outstanding at any time of an amount equal to $100,000,000 and a portion available as Swingline Loans (“Swingline Loans”) with a sublimit on Swingline Loans outstanding at any time in an amount equal to $100,000,000. The term “Tranche A Revolving Loans” as used herein includes Swingline Loans, except as otherwise provided herein.

LCs will be issued by an Issuing Bank and Swingline Loans will be made available by the Swingline Lender and each Lender will purchase an irrevocable and unconditional participation in each LC and Swingline Loan.

The Tranche A-1 Revolving Facility will consist of revolving loans (the “Tranche A-1 Revolving Loans”) which when made will be on a “first-in-last-out” basis, so that such Tranche A-1 Revolving Loans are deemed to be the first loans made and the last loans repaid, and available in an amount up to the lesser of the Tranche A-1 Maximum Credit and the Tranche A-1 Borrowing Base as then in effect.

The Tranche A-2 Term Facility will consist of term loans (the Tranche A-2 Term Loans”).

Tranche A Revolving Loans and Tranche A-1 Revolving Loans are referred to herein as the “Revolving Loans”.

Revolving Loans may be drawn, repaid and reborrowed. The Tranche A-2 Term Loans will be drawn in a single advance at closing and any repayment of principal made in respect of a Tranche A-2 Term Loan may not be reborrowed. The Revolving Loans and the Tranche A-2 Term Loans are referred to herein as the “Loans”.

Facility Increase:	Borrowers will have the option to increase the Tranche A Maximum Credit on one or more occasions (each, a “Facility Increase”); provided that (i) after giving effect to any such Facility Increase the Maximum Credit will not exceed $1,400,000,000, (ii) as of the date of any such Facility Increase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iii) each such Facility Increase shall be in a minimum amount equal to $100,000,000, (iv) there shall be no more than four (4) such Facility Increases, (v) any such request shall be irrevocable, (vi) no Lender shall be required to provide additional or increased commitments for such Facility Increase (and no consent shall be required from the Lenders that are not providing any such additional or increased commitments) and (vii) such Facility Increase shall be subject to obtaining such additional commitments of Lenders as may be required and certain procedures to be agreed to by the parties and set forth in the Loan Documents (and including the payment of applicable fees in respect of such increase and the offering of such additional commitments to existing Lenders before seeking additional Lenders).

In no event shall the fees, interest rate and other compensation offered or paid in respect of additional commitments or increase in commitments be higher than the amounts paid and payable to the then existing Lenders in respect of their commitments, unless the fees, interest rate and other compensation payable to the then existing Lenders are increased to the same as those paid in connection with the new or additional commitments, except for the initial commitment fee payable in respect of the new or additional commitment of a Lender.

Tranche A Borrowing Base:

Tranche A Revolving Loans and LCs may be provided to Borrowers subject to the terms and conditions of the Loan Documents and availability under the Tranche A Borrowing Base, which will be calculated as follows:

(a)     85% multiplied by the net amount of Eligible Accounts (other than Eligible Pharmacy Receivables, Eligible Credit Card Receivables and Eligible Military Receivables); plus

(b)     90% multiplied by the net amount of Eligible Pharmacy Receivables; plus

(c)     90% multiplied by the net amount of Eligible Credit Card Receivables; plus

(d)     85% multiplied by the net amount of Eligible Military Receivables; plus

(e)     90% of the Net Recovery Percentage for the Eligible Inventory of the Retail Division multiplied by the Value of such Eligible Inventory; plus

(f)      90% of the Net Recovery Percentage for the Eligible Inventory of the Distribution Division (including, for this purpose, military Inventory of Nathan) multiplied by the Value of each category of such Eligible Inventory; plus

(g)     90% of the Net Recovery Percentage of the Eligible In-Transit Inventory of Borrowers multiplied by the Value of such inventory; plus

(h)     90% of Eligible Unaffixed Cigarette Tax Stamps; plus

(i)      the Tranche A Prescription File Availability; plus

(j)      the Tranche A Real Estate Availability; plus

(k)    the Tranche A Equipment Availability ; plus

(l)     the Tranche A Rolling Stock Availability; plus

(m)   98% of Eligible Cash and Cash Equivalents; minus

(n)    applicable reserves established by Agent in its Permitted Discretion.

The term “Permitted Discretion” as used in this Term Sheet with reference to Agent, shall mean a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

The terms “Eligible Accounts”, “Eligible Credit Card Receivables”, “Retail Division”, and “Distribution Division” as used above have the meanings given to such terms in the Existing Credit Agreement. The term “Eligible Pharmacy Receivables” means Pharmacy Receivables that are Eligible Accounts as such terms are defined in the Existing Credit Agreement. The term “Net Recovery Percentage” as used above has the meaning assigned to such term in the Existing Credit Agreement.

The terms “Eligible Military Receivables”, “Eligible In-Transit Inventory”, “Eligible Unaffixed Tax Stamp Inventory” and “Eligible Cash and Cash Equivalents” as used above have the meanings given to such terms in the Existing Nathan Credit Agreement.

The term “Tranche A Prescription File Availability” means 90% of the “net orderly liquidation value” of the Eligible Prescription Files based on the most recent acceptable appraisal thereof received by Agent using the average of the average recovery under each of the percent of script sales method, the dollars per average number of scripts filled per week method and the percent of past year script margin method (or such other methodology or methodologies as may be acceptable to Agent).

The term “Tranche A Real Estate Availability” means the lesser of (a) 75% of the appraised fair market value of the Eligible Real Property, provided, that, commencing on the first day of the next calendar quarter after the Closing Date, such percentage shall be reduced to 74.0% and by an additional 100 basis points as of the first day of each calendar quarter thereafter until it is 60%, and (b) an amount equal to 30% of the Tranche A Borrowing Base as then in effect. The term “Eligible Real Property” as used herein shall mean the real property listed on Schedule 4 hereto that satisfies the requirements in the definition of such term in the Existing Credit Agreement.

The term “Tranche A Equipment Availability” means 85% of the appraised forced liquidation value of the Eligible Equipment, provided, that, commencing on the first day of the next calendar month after the Closing Date and as of the first day of each calendar month thereafter, such percentage shall be reduced by an amount equal to such initial percentage divided by 60. The term “Eligible Equipment” as used herein has the meaning given to such term in the Existing Credit Agreement.

The term “Tranche A Rolling Stock Availability” means 85% of the appraised net orderly liquidation value of the Eligible Rolling Stock, provided, that commencing on the first day of the next calendar quarter after the Closing Date, such percentage shall be reduced to 82% and by an additional 300 basis points as of the first day of each calendar quarter thereafter.

The term “Eligible Rolling Stock” as used herein means rolling stock that (a) is not damaged or defective, (b) is not located outside of the US or Canada, (c) is owned by a Borrower, (d) is subject to an appraisal in accordance with the requirements of Agent, (e) is in good order, repair, running and marketable condition (ordinary wear and tear excepted), (f) is used in the business of a Borrower in the ordinary course of business, (g) is not worn out, obsolete or out-of-service equipment, (h) is subject to the first priority, valid and perfected security interest of Agent, (i) is not subject to a security interest, lien, charge or other encumbrance of any other person or entity (other than a person with whom Agent has a satisfactory intercreditor agreement and other than certain specified permitted liens), (j) meets, in all material respects, all applicable material safety or regulatory standards applicable to it for the use for which it is intended or for which it is being used, (k) the ownership of which is evidenced by a certificate of title that has the name of a Borrower noted thereon as the owner of it or is otherwise properly registered in one of the States of the United States to such Borrower that is entitled to operate such rolling stock in the state that has issued such certificate of title in accordance with all applicable laws (other than any rolling stock the ownership of which is not required to be evidenced by a certificate of title under the laws applicable to it) and Agent has received such evidence thereof as it may reasonably require, (l) the certificate of title is held by a third party acceptable to Agent that is party to an agreement with Agent (the “rolling stock title custodian”) and such certificate of title is listed in the most recent report provided by the rolling stock title custodian to Agent, (m) meets, in all material respects, all applicable material standards of all motor vehicle laws or other statutes and regulations established by any governmental authority and is not subject to any licensing or similar requirement that would limit the right of Agent to sell or otherwise dispose of such rolling stock and (n) those other items that do not constitute rolling stock acceptable for lending purposes pursuant to criteria established by Agent.

The appraised value of any Eligible Inventory, Eligible In-Transit Inventory, Eligible Prescription Files, Eligible Unaffixed Tax Stamps, Eligible Real Property or Eligible Rolling Stock shall, in each case, be determined as set forth in an appraisal that will be performed in connection with the Credit Facility, addressed to Agent, for itself and the benefit of the Lenders, and shall be in form and containing assumptions and appraisal methods reasonably satisfactory to Agent and prepared by an appraiser reasonably acceptable to Agent.

Tranche A-1 Borrowing Base:

Tranche A-1 Revolving Loans may be provided to Borrowers subject to the terms and conditions of the Loan Documents and availability under the Tranche A-1 Borrowing Base, which will be calculated as follows:

(a)     5% multiplied by the net amount of Eligible Accounts (other than Eligible Pharmacy Receivables, Eligible Credit Card Receivables and Eligible Military Receivables); plus

(b)     5% multiplied by the net amount of Eligible Pharmacy Receivables; plus

(c)     5% multiplied by the net amount of Eligible Credit Card Receivables; plus

(d)     5% multiplied by the net amount of Eligible Military Receivables; plus

(e)     5% of the Net Recovery Percentage for the Eligible Inventory of the Retail Division multiplied by the Value of such Eligible Inventory; plus

(f)      5% of the Net Recovery Percentage for the Eligible Inventory of the Distribution Division (including, for this purpose, military Inventory of Nathan) multiplied by the Value of each category of such Eligible Inventory; plus

(g)     5% of the Net Recovery Percentage of the Eligible In-Transit Inventory of Borrowers multiplied by the Value of such inventory; plus

(h)     5% of Eligible Unaffixed Cigarette Tax Stamps; plus

(i)      the Tranche A-1 Prescription File Availability; minus

(j)      applicable reserves established by Agent in its Permitted Discretion.

The term “Tranche A-1 Prescription File Availability” means 5% of the “net orderly liquidation value” of the Eligible Prescription Files based on the most recent acceptable appraisal thereof received by Agent using the average of the average recovery under each of the percent of script sales method, the dollars per average number of scripts filled per week method and the percent of past year script margin method (or such other methodology or methodologies as may be acceptable to Agent).

Tranche A-2 Borrowing Base and Reserves:

To the extent that, at any time, the Tranche A-2 Term Loans exceed the Tranche A-2 Borrowing Base then in effect, Agent shall establish a reserve against the Tranche A Borrowing Base equal to the amount of such excess.

“Tranche A-2 Borrowing Base” means the amount calculated as follows:

(a)     5% multiplied by the net amount of Eligible Accounts (other than Eligible Pharmacy Receivables, Eligible Credit Card Receivables and Eligible Military Receivables); plus

(b)     5% multiplied by the net amount of Eligible Pharmacy Receivables; plus

(c)     5% multiplied by the net amount of Eligible Credit Card Receivables; plus

(d)     5% multiplied by the net amount of Eligible Military Receivables; plus

(e)     5% of the Net Recovery Percentage for the Eligible Inventory of the Retail Division multiplied by the Value of such Eligible Inventory; plus

(f)      5% of the Net Recovery Percentage for the Eligible Inventory of the Distribution Division (including, for this purpose, military Inventory of Nathan) multiplied by the Value of each category of such Eligible Inventory; plus

(g)     5% of the Net Recovery Percentage of the Eligible In-Transit Inventory of Borrowers multiplied by the Value of such inventory; plus

(h)     5% of Eligible Unaffixed Cigarette Tax Stamps; plus

(i)      the Tranche A-2 Prescription File Availability; plus

(j)      the Tranche A-2 Real Estate Availability; minus

(k)     applicable reserves established by Agent.

The term “Tranche A-2 Prescription File Availability” means 5% of the “net orderly liquidation value” of the Eligible Prescription Files based on the most recent acceptable appraisal thereof received by Agent using the average of the average recovery under each of the percent of script sales method, the dollars per average number of scripts filled per week method and the percent of past year script margin method (or such other methodology or methodologies as may be acceptable to Agent).

The term “Tranche A-2 Real Estate Availability” means the lesser of (a) 7.5% of the appraised fair market value of the Eligible Real Property, and (b) $25,000,000.

Priority:	Except as otherwise provided herein, proceeds of the Collateral shall be applied in the following order of priority: (a) prior to the occurrence of an event of default, on a pari passu basis, to the repayment of each of the Tranche A Revolving Loans, the Tranche A-1 Revolving Loans and the Tranche A-2 Term Loans, and (b) on and after the occurrence of an event of default, first, to the repayment in full of the Tranche A Revolving Loans and for cash collateral for the LCs, second, to the repayment in full of the Tranche A-1 Revolving Loans, and third, to the repayment in full of the Tranche A-2 Term Loans.

Amortization:	The Tranche A-2 Term Loans will be repaid in consecutive equal quarterly installments of principal in the amount of $2,500,000 commencing on the first day of the calendar quarter after the Closing Date and on the first day of each calendar quarter thereafter, with the final installment to be in the then remaining balance of the Tranche A-2 Term Loan (and including principal, accrued and unpaid interest and other amounts) due on the termination of the Credit Facility.

Optional Prepayments:

Revolving Loans may be prepaid, in whole or in part, without premium or penalty (but including all breakage or similar costs, if any). All optional prepayments shall be applied first to the Tranche A Revolving Loans and second to the Tranche A-1 Revolving Loans.

Tranche A-2 Term Loans may be prepaid, in whole or in part, at the option of Borrowers, upon notice and in minimum principal amounts and multiples to be agreed and will be applied to installments of principal in the inverse order of maturity (and including breakage or similar costs, if any).

Mandatory Prepayments:

Borrowers will be required to repay Tranche A Revolving Loans and provide cash collateral to the extent that Tranche A Revolving Loans and LCs exceed the lesser of the Tranche A Borrowing Base then in effect or the Tranche A Maximum Credit, in each case, in cash without any prepayment premium or penalty (but including all breakage or similar costs).

Borrowers will be required to repay Tranche A-1 Revolving Loans to the extent that Tranche A-1 Revolving Loans exceed the lesser of the Tranche A-1 Borrowing Base then in effect or the Tranche A-1 Maximum Credit, in each case, in cash without any prepayment premium or penalty (but including all breakage or similar costs)

Mandatory prepayments in respect of the Revolving Loans will be required consistent with the Existing Credit Agreement and in addition, in respect of the Tranche A-2 Term Loans on terms and conditions to be mutually agreed, subject to the priorities provided for herein.

All other mandatory prepayments shall be applied first to the Tranche A Revolving Loans then due, second, to the Tranche A-1 Revolving Loans and third, to the Tranche A-2 Term Loans. All mandatory prepayments in respect of the Tranche A-2 Term Loans shall be applied to the remaining installments of principal payable by Borrowers in respect of the Tranche A-2 Term Loan in the inverse order of maturity. Nothing contained herein should be construed to affect the requirements for the application of funds upon a Cash Dominion Event or upon the occurrence of a default or event of default.

Interest and Fees:	See Schedules 1 and 2 to this Term Sheet.

Collateral:

To secure all obligations of the Loan Parties, first priority (subject to certain specified permitted liens), perfected security interests in and liens upon all of each Loan Party’s present and future assets (other than Excluded Assets), including all accounts, general intangibles, prescription files, chattel paper, documents, instruments (including any promissory notes), supporting obligations, letters of credit, letter-of-credit rights, deposit accounts, investment property (including any stock or other equity or ownership interests in the subsidiaries and affiliates of each Loan Party), inventory, equipment, real property and fixtures, and all products and proceeds thereof (the “Collateral”).

Notwithstanding anything to the contrary contained herein, the Collateral shall not include the following (the “Excluded Assets”): (a) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s employees), (b) any rights or interests in any contract, lease, permit, license or license agreement covering real or personal property, if under the terms of such contract, lease, permit, license or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited and such prohibition has not been waived or the consent of the other party to such contract, lease, permit, license or license agreement has not been obtained; provided, that, (i) the foregoing exclusion shall in no way be construed to apply (A) if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (B) to the extent that any consent or waiver has been obtained that would permit Agent’s security interest or lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (ii) the foregoing exclusions shall in no way be construed so as to limit, impair or otherwise affect Agent’s or any Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (A) monies due or to become due under any such contract, lease, permit, license, license agreement or stock, or (B) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement or stock, (c) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided, that, upon submission and acceptance by the U.S. Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a), such intent-to-use trademark application shall be considered Collateral or (d) shares of any subsidiary that is a “controlled foreign corporation” in excess of sixty-five percent of all of the issued and outstanding shares of capital stock of such subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2). Proceeds of Excluded Assets shall be deemed Collateral.

As to specific items of Collateral, Agent may determine not to perfect its security interest therein based on the de minimus value thereof relative to the costs of such perfection. The obligations secured would include hedging and bank product obligations of the Loan Parties where a Lender or an affiliate of a Lender is a counterparty.

Use of Proceeds:	The proceeds of the Loans under the Credit Facility will be used by Borrowers (a) on the Closing Date, for the payment in full of the outstanding obligations of Borrowers and Guarantors under the Existing Credit Agreement, the Existing Nathan Credit Agreement and certain other debt to be specified, (b) to pay costs, expenses and fees in connection with the Credit Facility, the Merger and the other Transactions, and (c) on and after the Closing Date, for working capital of Borrowers and their subsidiaries and other general corporate purposes including funding permitted acquisitions.

Closing Date:	The date on or before January 21, 2014 on which the borrowings under the Credit Facility are made (the “Closing Date”).

Term:	5 years from the Closing Date (the “Maturity Date”).

Documentation:	Definitive loan documentation (collectively, the “Loan Documents”), including a loan and security agreement, supplemental security agreements, pledge agreements, mortgages, guarantees, control agreements, intercreditor and subordination agreements, UCC financing statements, evidence of insurance coverage (including flood insurance and flood certificates, if applicable), lender’s loss payable endorsements as to casualty and business interruption insurance, mortgagee’s title insurance (with satisfactory endorsements and coverage for matters disclosed by surveys), lien search results, opinion letters of counsel to Loan Parties, collateral access agreements, collateral assignment of rights under Merger documents and documents and agreements related to all of the foregoing, each in form and substance reasonably satisfactory to Agent and Borrowers.

It is anticipated that the Loan Documents will be an amendment and restatement, but whether or not an amendment and restatement or a replacement facility, in either case will be based on the Existing Credit Agreement and related documentation (collectively, the “Existing Loan Documents”) and substantially similar in material respects, taken as a whole, to the Existing Loan Documents as in effect on the date hereof, subject to changes to reflect developments in the business and circumstances of the Loan Parties (including as a result of the Merger and the businesses of Nathan and its subsidiaries), the asset-based lending market and documentation to the extent applicable, the terms and conditions set forth herein, the operational practices and procedures of Agent, the results of updated field examinations and other due diligence and subject to other changes as may be agreed by the parties.

Representations and Warranties:	Substantially similar to the Existing Loan Documents in all material respects, taken as a whole, subject to changes as provided above and subject to materiality and other negotiated limitations, in each case as agreed by the parties, and subject to Section 5 of the Commitment Letter, limited to representations and warranties concerning: corporate existence and good standing, power and authority; financial statements and accuracy of financial information; absence of material adverse changes; no default; enforceability; necessary consents; insurance; solvency; capital structure; senior debt status; collateral matters (including without limitation, locations of jurisdiction of organization, chief executive office and Collateral, and perfection and priority of Agent’s security interests); ownership of properties, and absence of other liens (except for permitted liens as specifically agreed to by the parties); filing of tax returns and payment of taxes; absence of material litigation or investigations; compliance with other agreements and applicable law, regulation, etc. (including without limitation Regulations T, U and X, Investment Company Act, the Patriot Act, environmental laws, OFAC, HIPPA and other health care laws and pharmaceutical laws); identification of bank accounts; environmental matters; employee benefit matters; payables practices; material contracts; no restrictions on subsidiaries; labor disputes; intellectual property (including license agreements); credit card agreement; notices from farm products sellers; interrelated businesses; margin regulations; customer and trade relations; brokers; governmental authorization; Holdings as holding company; the effectiveness of the Merger and Merger Agreement and related documents; accuracy and completeness of information furnished to Agent; survival and continuing nature of representations and warranties.

Affirmative Covenants:	Substantially similar to the Existing Loan Documents in all material respects, taken as a whole, subject to changes as provided above and subject to materiality and other negotiated limitations, in each case as agreed by the parties, limited to: use of proceeds; maintenance of corporate existence and rights; maintenance of books and records; maintenance of material contracts, necessary consents, approvals, license and permits; requirements for new locations; compliance with laws; performance of obligations; maintenance of properties in good repair; insurance; Agent’s rights to inspect books and properties; payment of taxes and claims; delivery of financial statements, financial projections, management letters, certificates and other information; accountants; additional loan parties; cash management; physical inventories; environmental laws; compliance with terms of leaseholds; designation as senior indebtedness; credit card agreements; after-acquired real property; costs and expense; foreign assets control regulations; license agreements; agricultural products; formation of subsidiaries; notices of defaults, litigation and other material events; collateral matters (including without limitation, reporting, notices and appraisal requirements); and further assurances.

Collateral and Financial Reporting:

The following collateral and financial reporting:

(a)     monthly borrowing base certificates (on a fiscal month basis), so long as Excess Availability is greater than 15% of the Total Borrowing Base and no event of default exists, otherwise weekly (and in such event the delivery of borrowing base certificates on a weekly basis shall continue for not less than four consecutive weeks);

(b)     as to field examinations and appraisals:

(i)      1 field examination and 1 inventory appraisal, prescription file appraisal, real estate appraisal and rolling stock appraisal in any 12 month period at the expense of Borrowers so long as Excess Availability is greater than 20% of the Total Borrowing Base, and no event of default exists, otherwise 2 field examinations and 2 of such appraisals during such 12 month period,

(ii)     such other field examinations and appraisals as Agent may request at any time upon the occurrence and during the continuance of an event of default at the expense of Borrowers or at any time at the expense of Agent;

(c)     monthly financial statements and annual audited financial statements and projections; and

(d)     other financial and collateral reports to be agreed.

The term “Excess Availability” as used herein means (i) the lesser of the Total Borrowing Base or the Maximum Credit (after taking into account applicable reserves), minus (ii) Loans and LCs under the Loan Documents plus, in accordance with Agent’s customary practices, past due payables that are past due by more than a number of days to be determined (and with the due date determined in accordance with customary practices and other than payables being contested or disputed by Borrowers in good faith).

The term “Total Borrowing Base” means the sum of the Tranche A Borrowing Base, the Tranche A-1 Borrowing Base and the Tranche A-2 Borrowing Base.

Cash Management:

Loan Parties shall continue to maintain cash management systems in form and substance reasonably satisfactory to Agent, it being agreed that such cash management systems as in effect on the date hereof are satisfactory to Agent. At any time there is a Cash Dominion Event, funds shall be remitted to Agent for application to the obligations under the Credit Facility.

“Cash Dominion Event” means at any time (a) an Event of Default shall exist or have occurred and be continuing or (b) Excess Availability is less than 10% of the Maximum Credit for any 2 consecutive business days or is less than 7.5% of the Maximum Credit on any day; provided, that, (i) to the extent that the Cash Dominion Event has occurred due to clause (b) of this definition, if Excess Availability shall be equal to or greater than 10% of the Maximum Credit for not less than 90 consecutive days, the Cash Dominion Event shall no longer be deemed to exist or be continuing until such time as Excess Availability may again be less than such amount and (ii) a Cash Dominion Event may not be cured as contemplated by clause (i) more than 2 times in any fiscal year or more than 4 times during the term of the Credit Facility.

Financial Covenant:	Minimum Excess Availability at all times equal to the greater of (a) 10% of the Total Borrowing Base and (b) $80,000,000.

Negative Covenants:

Substantially similar to the Existing Loan Documents in all material respects, taken as a whole, subject to changes as provided above and subject to materiality and other negotiated limitations, in each case as agreed by the parties, limited to: limitations on: dividends, distributions, redemptions and repurchases of capital stock; incurrence of debt (including capital leases) and guarantees; repurchases or prepayment of debt; creation or suffering of liens; loans, investments and acquisitions; affiliate transactions; changes in the conduct of business from the business as conducted at closing, fiscal year or accounting practices; asset sales, mergers, consolidations and other fundamental changes; capital expenditures; restrictions affecting subsidiaries; limitation on amendment of organizational documents and material contracts; burdensome agreements; use of proceeds; deposit accounts; credit card processors; designation of senior indebtedness.

The negative covenant on dividends, redemptions and repurchases of capital stock and on optional prepayments of indebtedness will expressly allow such dividends, redemptions and repurchases, or such optional prepayments, subject to the following conditions:

(a)     as of the date of any such payment in respect thereof, and after giving effect thereto, no default or event of default shall exist or have occurred and be continuing,

(b)     so long as the aggregate amount of all such payments are less than $25,000,000 in any 12 consecutive month period, no Cash Dominion Event shall exist,

(c)     on and after the aggregate amount of all such payments exceed $25,000,000 in any 12 consecutive month period,

(i)      the daily average of the Excess Availability for the immediately preceding 90 consecutive day period shall have been not less than 15% of the lesser of the Total Borrowing Base or the Maximum Credit and after giving effect to any such payment in respect thereof, on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such payment, the Excess Availability shall be not less than such amount, and

(ii)     Agent shall have received projections reasonably satisfactory to it for the 12 month period after the date of any such payment showing, on a pro forma basis after giving effect to the payment, minimum Excess Availability at all times during such period of not less than 15% of the lesser of the Total Borrowing Base or the Maximum Credit,

(d)     receipt by Agent of prior notice and other information related to such transactions in a manner and on terms to be agreed.

The negative covenant governing acquisitions will expressly allow such acquisitions, subject to the following conditions:

(a)     as of the date of any such acquisition, and after giving effect thereto, no default or event of default shall exist or have occurred and be continuing,

(b)     for any acquisition, so long as the aggregate consideration for all acquisitions in any 12 consecutive month period is less than $25,000,000 after giving effect to such acquisition, no Cash Dominion Event shall exist,

(c)     on and after the aggregate amount of the consideration for all acquisitions in any 12 consecutive month period is in excess of $25,000,000, as to any acquisition thereafter, as of the date of such acquisition and after giving effect thereto,

(i)      the daily average of the Excess Availability for the immediately preceding 90 consecutive day period shall have been not less than 15% of the lesser of the Total Borrowing Base or the Maximum Credit and after giving effect to any such payment in respect thereof, on a pro forma basis using the Excess Availability as of the date of the most recent calculation of the Borrowing Base immediately prior to any such payment, the Excess Availability shall be not less than such amount, and

(ii)     Agent shall have received projections reasonably satisfactory to it for the 12 month period after the date of any such payment showing, on a pro forma basis after giving effect to the payment, minimum Excess Availability at all times during such period of not less than 15% of the lesser of the Total Borrowing Base or the Maximum Credit,

(d)     the acquisition shall be with respect to an operating company or division or line of business that engages in a line of business substantially similar, reasonably related or incidental to the business that Borrowers are engaged in,

(e)     the board of directors (or other comparable governing body) of the person to be acquired shall have duly approved such acquisition and such person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law, and

(f)      Agent shall have received prior notice and other information related to such transactions in a manner and on terms to be mutually agreed.

Events of Default:	Substantially similar to the Existing Loan Documents in all material respects, taken as a whole, subject to changes as provided above and subject to materiality and other negotiated limitations, in each case as agreed by the parties, limited to: payment and performance defaults under any of the Loan Documents, cross-defaults to other indebtedness and documents, breach of representations and warranties, insolvency, voluntary and involuntary bankruptcy, judgments and attachments, revocation of any guaranty, dissolution, change in control, suspension or cessation of business, impairment of a material portion of the security, ERISA, actual or asserted invalidity or unenforceability of any Loan Documents or liens securing obligations under the Loan Documents, termination or default under material contracts or licenses, material uninsured loss, material breach of contractual obligations, invalidity of subordination provisions, termination of arrangements by credit card issuers or processors, indictment by any governmental authority under any criminal statute or where forfeiture of collateral is a remedy, material adverse change in the assets, business or prospects of Borrowers and Guarantors, any conversion of Convertible Notes to cash which results in Excess Availability below a certain threshold.

Conditions Precedent to All Borrowings:	The conditions to all Revolving Loans and LCs will consist of (a) prior written notice of the request for the Revolving Loan or LC in accordance with the procedures set out in the Loan Documents, (b) the accuracy of representations and warranties in the Loan Documents in all material respects (except where qualified by materiality, then just the accuracy thereof) and subject, on the Closing Date, to Section 5 of the Commitment Letter (and including the accuracy of each of the Closing Date Representations), (c) other than with respect to the initial funding on the Closing Date, the absence of any default or event of default at the time of, and after giving effect to the making of the Tranche A Revolving Loan or the issuance (or amendment or extension) of the LC, (d) after giving effect to the requested Tranche A Revolving Loan or LC, the outstanding Tranche A Revolving Loans and LCs will not exceed the lesser of the Tranche A Maximum Credit or the Tranche A Borrowing Base as then in effect, (e) after giving effect to the requested Tranche A-1 Revolving Loan, the outstanding Tranche A-1 Revolving Loans will not exceed the lesser of the Tranche A-1 Maximum Credit or the Tranche A-1 Borrowing Base as then in effect, and (f) after giving effect to the requested Revolving Loan or LC, the outstanding Loans will not exceed the lesser of the Maximum Credit or the Total Borrowing Base as then in effect.

Conditions Precedent to Initial Borrowings:	The conditions precedent to the initial borrowings under the Credit Facility will solely consist of the conditions precedent in Section 5 of the Commitment Letter, the Conditions Precedent to All Borrowings and those conditions precedent set forth on Schedule 3 to this Term Sheet.

Assignments; Participations:	Each Lender will be permitted to make (a) assignments of the Tranche A Revolving Loans in a minimum amount equal to $5,000,000 and (b) assignments of the Tranche A-1 Revolving Loans and the Tranche A-2 Term Loans in a minimum amount equal to $1,000,000, in each case, to other institutions approved by Agent and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that, (i) the approval of the Company shall not be required at any time that a default or event of default exists or has occurred and is continuing, and (ii) the approval of the Company shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, to any Approved Fund (as such term will be defined in the Loan Documents), or for any participation. No assignment or participation may be made to natural persons, any Loan Party or any of their affiliates or subsidiaries, any holder of any other debt of a Loan Party or any defaulting lender.

Amendments and Waivers:

Amendments, waivers and consents with respect to the provisions of the Loan Documents will require the approval of Agent and the Required Lenders, provided that, in addition to the approval of Required Lenders, (a) the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (i) increases in the commitment of such Lender, (ii) reductions of principal, scheduled amortization of availability, interest or fees (provided that a waiver of default interest, default or event of default shall not constitute a reduction of interest for this purpose), (iii) extensions of final maturity or the due date of any interest, fee or other payments, and (iv) changes to the order of application of funds and (b) the consent of all Lenders will be required with respect to: (i) modifications of the pro rata sharing requirements of the Loan Documents, (ii) modification of the voting percentage or change in the definition of “Required Lenders”, “Supermajority Lenders” or any other provisions specifying the number of Lenders or portion of the Loans or commitments required to take any action under the Loan Documents, (iii) permitting any Borrower to assign its rights under the Loan Documents, (iv) releases of all or substantially all of the value of the Collateral or guarantees (other than in connection with transactions permitted pursuant to the Loan Documents), (v) subordination of the lien on Collateral in favor of Agent (other than certain other permitted liens to be agreed) or subordination of the payment of the obligations in respect of the Credit Facility and (vi) increases in the percentages applied to eligible assets in any of the Borrowing Bases. Modifications to any of the Borrowing Bases or any components thereof which would result in an increase in the amount of any such Borrowing Base (but exclusive of the right of the Agent to add, increase, eliminate or reduce the amount of reserves or to exercise other discretion it may have pursuant to such provisions) may be subject to the approval of the Supermajority Lenders and each Lender under the Tranche A-1 Revolving Facility and Tranche A-2 Term Loan Facility. Matters affecting Agents, the Swingline Lender, an Issuing Bank or specific matters directly affecting the Lenders with commitments for the Tranche A-1 Revolving Loans or the Tranche A-2 Term Loans will require the approval of such party or such percentage of such parties to be determined.

“Required Lenders” means those non-defaulting Lenders who collectively hold more than 50% of the total commitments or exposure under the Credit Facility, provided, that, at any time that there are 2 or more unaffiliated Lenders, “Required Lenders” must include at least 2 unaffiliated Lenders.

“Supermajority Lenders” means those non-defaulting Lenders holding more than 66 2/3% of the total commitments or exposure under the Credit Facility, provided, that, at any time that there are 2 or more unaffiliated Lenders, “Supermajority Lenders” must include at least 2 unaffiliated Lenders.

Separate voting rights and/or limitations may be provided for Lenders under the Tranche A Revolving Facility as to matters relating specifically to the Tranche A Revolving Facility, the Tranche A-1 Revolving Facility as to matters relating specifically to the Tranche A-1 Revolving Facility and the Tranche A-2 Term Facility as to matters relating specifically to the Tranche A-2 Term Facility.

In addition to the voting rights set forth above, the consent of Lenders who hold more than 50% of the total commitments or exposure under the Tranche A Revolving Facility, Lenders who hold more than 50% of the total commitments or exposure under the Tranche A-1 Revolving Facility and Lenders who hold more than 50% of the total commitments or exposure under the Tranche A-2 Term Loan Facility may be required with respect to such matters as (i) the minimum Excess Availability covenant, (ii) payment conditions with respect to permitted dividends, redemptions, repurchases, acquisitions and debt prepayments, (iii) financial and collateral reporting, (iv) insurance requirements, (v) any increase in the maximum Facility Increase amount, (vi) permitted dispositions, (vii) the definition of the term “Borrowing Base” or advances rates thereunder and (viii) amendments to certain definitions to be determined. For purposes of the foregoing, to the extent that the Arrangers may hold more than 50% of the total commitments or exposure under the Tranche A Revolving Facility, the consent of 3 Lenders with commitments in such facility may be required for such amendments.

Cost and Yield Protections:	Customary for facilities and transactions of this type, including customary tax gross-up provisions and including provisions relating to Dodd-Frank, Basel III and FATCA.

Governing Law:	Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of Illinois, provided, that, only for purposes of clause (f) of Schedule 3 hereto, the term “Nathan Material Adverse Effect” and “Scout Material Adverse Effect” (and whether or not such a Material Adverse Effect has occurred) shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Expenses, Waivers and Indemnity:

Borrowers and Guarantors will reimburse Agent, Arrangers, Wells Fargo (in its capacity as Swingline Lender and Issuing Bank) and Lenders for all reasonable out-of-pocket expenses, including due diligence and audit and appraisal expenses and legal fees and expenses incurred in the structuring, negotiation, arrangement, syndication, restructuring, administration or amending of the Credit Facility. Borrowers will, from and after closing, and upon Agent’s demand, pay all of the reasonable out-of-pocket expenses and customary administrative charges incurred by Agent, including, without limitation, legal costs and expenses, filing and search charges, recording taxes and field examination charges and out-of-pocket expenses).

Waivers to include, but not be limited to a waiver by Agent, Lenders and each Borrower and Guarantor of its rights to jury trial; waiver by each Borrower and Guarantor of claims for special, punitive, exemplary, indirect or consequential damages in respect any breach or alleged breach by any Agent or any Lender of any of the Loan Documents.

Borrowers and Guarantors shall indemnify and hold harmless Agent, Arrangers, Wells Fargo (in its capacity as Swingline Lender and as an Issuing Bank) and Lenders and their respective directors, officers, Agent, representatives and employees from and against all losses, claims, damages, expenses, or liabilities including, but not limited to, legal or other expenses incurred in connection with investigating, preparing to defend, or defending any such loss, claim, damage, expenses or liability, incurred in respect of the Credit Facility or the relationship between any Agent or any Lender and any Borrower or Guarantor, except as to any such indemnitee as a result of the gross negligence or willful misconduct of such indemnitee or material breach by such indemnitee of its obligations in respect of the Credit Facility pursuant to a claim made by a Borrower or Guarantor, in each case as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.

USA PATRIOT Act:	Each Lender subject to the USA PATRIOT Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001) (the “Act”) hereby notifies Borrowers and Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship with it, which information includes the name and address of Borrowers and Guarantors and other information that will allow such Lender to identify such person in accordance with the Act.

This Summary of Proposed Terms and Conditions is not meant to be, nor shall it be construed as an attempt to describe all of the terms of the documentation, or the specific phrasing for, the provisions of the documentation. It is intended only to outline certain principal terms to be included in the Loan Documents, provided, that the Loan Documents will not contain any conditions precedent to the initial borrowings under the Credit Facility other than those set forth in Section 5 of the Commitment Letter and in the sections of the Commitment Letter titled “Conditions Precedent to Initial Borrowings” and “Conditions Precedent to All Borrowings”.

SCHEDULE 1

TO

TERM SHEET

Interest and Certain Fees

Interest Rate Options:

Borrowers may elect that Loans bear interest at a rate per annum equal to (a) the Base Rate plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin. Swingline Loans will bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

As used herein:

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Schedule 2 to the Term Sheet.

“Base Rate” means the higher of (i) the rate of interest publicly announced by Wells Fargo Bank, National Association as its “prime rate”, subject to each increase or decrease in such prime rate, effective as of the day any such change occurs, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate, (ii) the one month Eurodollar Rate (which rate shall be determined on a daily basis), plus 1% or (iii) the federal funds effective rate from time to time plus .50%.

“Eurodollar Rate” means the rate per annum rate appearing on Macro*World’s (www.capitalmarkets.mworld.com; the “Service”) Page BBA LIBOR - USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested interest period, for a term, and in an amount, comparable to the interest period and the amount of the Revolving Loan requested (whether as an initial Eurodollar Rate Loan or as a continuation of a Eurodollar Rate Loan or as a conversion of a Base Rate Loan to a Eurodollar Rate Loan) by Borrowers in accordance with the Loan Documents (and, if any such rate is below zero, the Eurodollar Rate shall be deemed to be zero). The Eurodollar Rate shall be available for interest periods of one, three or six months. If capable of being provided by each Lender, the Eurodollar Rate shall also be available for interest periods of one week or twelve months.

Interest rate reference terms will be subject to customary provisions, including applicable reserve requirements and limits on the number of outstanding interest periods for Eurodollar Rate Loans.

A-2

Unused Line Fee:	Borrowers shall pay to Agent, for the account of Lenders (to the extent and in accordance with the arrangements by and among Lenders), an unused line fee calculated at 0.25% per annum until the last day of the 6th full month after the Closing Date and adjusted thereafter every 3 months to an amount equal to the applicable rate set forth below per annum, in each case, multiplied by the difference between the Tranche A Maximum Credit plus the Tranche A-1 Maximum Credit and the average outstanding Revolving Loans and LCs during the immediately preceding month, payable monthly in arrears:

Tier	Monthly Average Excess Availability	Unused Line Fee Rate
1	Greater than 66 2/3% of the Maximum Credit	0.375%
2	Less than or equal to 66 2/3% of the Maximum Credit and greater than 33 1/3% of the Maximum Credit	0.25%
3	Less than or equal to 33 1/3% of the Maximum Credit	0.25%

Swingline Loans will not be considered in the calculation of the unused line fee.

Letter of Credit Fees:	Borrowers shall pay to Agent, for the account of Lenders (to the extent and in accordance with the arrangements by and among Lenders), letter of credit fees calculated at 1.75% per annum until the last day of the 6th full month after closing and adjusted thereafter every 3 months to an amount equal to the applicable rate set forth below per annum. The applicable rate determined as set forth below will be multiplied by the daily outstanding balance of LCs, payable monthly in arrears, computed on the actual number of days elapsed over a 360 day year. Applicable banks fees and opening charges are in addition to such fee and are substantially as set forth in the Existing Credit Agreement.

Tier	Monthly Average Excess Availability	Applicable Letter of Credit Fee Rate
1	Greater than 66 2/3% of the Maximum Credit	1.50%
2	Less than or equal to 66 2/3% of the Maximum Credit and greater than 33 1/3% of the Maximum Credit	1.75%
3	Less than or equal to 33 1/3% of the Maximum Credit	2.00%

A-3

Default Rate:	After an Event of Default, the applicable rates of interest and rate for letter of credit fees shall be increased by 2% per annum above the otherwise then applicable pre-default rates. Such increased rate shall also be applicable to Loans and LCs outstanding in excess of the Tranche A Borrowing Base, the Tranche A-1 Borrowing Base or the Tranche A-2 Borrowing Base, as applicable, whether or not such excess(es) are permitted by Agent or any Lender at any time.

Rate and Fee Basis; Payment Dates:	All per annum rates and fees will be computed on basis of actual days elapsed over a 360 day year, payable monthly in arrears.

A-4

SCHEDULE 2

TO

TERM SHEET

Tier	Monthly Average Excess Availability	Applicable Eurodollar Rate Margin for Tranche A Revolving Loans	Applicable Eurodollar Rate Margin for Tranche A-1 Revolving Loans	Applicable Eurodollar Rate Margin for Tranche A-2 Term Loans	Applicable Base Rate Margin for Tranche A Revolving Loans	Applicable Base Rate Margin for Tranche A-1 Revolving Loans	Applicable Base Rate Margin for Tranche A-2 Term Loans

1	Greater than 66 2/3% of the Maximum Credit	1.50%	2.75%	5.50%	.50%	1.75%	4.50%

2	Less than or equal to 66 2/3% of the Maximum Credit and greater than 33 1/3% of the Maximum Credit	1.75%	3.00%	5.50%	.75%	2.00%	4.50%

3	Less than or equal to 33 1/3% of the Maximum Credit	2.00%	3.25%	5.50%	1.00%	2.25%	4.50%

The Applicable Margin for the interest rates shall be the applicable percentage calculated based on the percentage set forth in Tier 2 of the chart above until the end of the sixth full calendar month after the Closing Date. The interest rates fees will be adjusted every calendar month thereafter based on the chart above.

The term “Applicable Margin” as used in the Term Sheet means, at any time (subject to the paragraph above), (a) as to Loans for which interest is calculated based on the Base Rate, the Applicable Base Rate Margin as set forth above and (b) as to Loans for which interest is calculated based on the Eurodollar Rate, the Applicable Eurodollar Rate Margin as set forth above.

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The term “Monthly Average Excess Availability” shall mean, at any time, the average of the aggregate amount of the Excess Availability for the immediately preceding calendar month as calculated by Agent in good faith based on the date of the information received by Agent with respect to the components of the Tranche A Borrowing Base during such month.

SCHEDULE 3

TO

TERM SHEET

Conditions Precedent to Initial Borrowings under Credit Facility

The conditions precedent to the initial borrowings under the Credit Facility will consist of the Conditions Precedent to All Borrowings and the following:

1	All documentation relating to the Merger, including, without limitation, the Merger Agreement and all exhibits, schedules, annexes and other disclosure letters thereto and any other material agreements (the “Merger Documentation”), shall be reasonably satisfactory to Arrangers in all material respects. Arrangers acknowledge that the Merger Documentation provided to it as of the date hereof is acceptable to it. Contemporaneously with the closing of the Credit Facility, the Merger shall be consummated in all material respects in accordance with the terms of the Merger Documentation without any material amendment or waiver thereof which is materially adverse to the Lenders except as consented to by Arrangers (it being understood that any change to the definitions of “Nathan Material Adverse Effect”, “Scout Material Adverse Effect”, or “Material Adverse Effect” contained in the Merger Agreement, any waiver of the conditions precedent set forth in the Merger Agreement regarding the absence of a “Nathan Material Adverse Effect”, “Scout Material Adverse Effect”, or “Material Adverse Effect”, any change in the representations in the Merger Agreement relating to a “Nathan Material Adverse Effect”, “Scout Material Adverse Effect”, or “Material Adverse Effect” or any approval, waiver or consent to any actions taken or failure to take action by the Company as provided for in Section 6.11 of the Merger Agreement by the Company without the consent of Arrangers, shall be deemed to be material and adverse to the interests of the Lenders), and otherwise in compliance with material applicable law and regulatory approvals where the failure to comply would reasonably be expected to be materially adverse to the Agent and Lenders, and Agent shall have received evidence of the consummation of the Merger.

2	Minimum opening Excess Availability at closing after the application of proceeds of the initial funding under the Credit Facility and/or issuance of initial LCs under the Credit Facility and after provision for payment of all fees and expenses of the transaction, of not less than $300,000,000 (which amount may be reduced by up to $50,000,000 solely to the extent of the aggregate amount of the availability based on any of the parcels of real property listed on

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Schedule 4 hereto that would have been included in the Tranche A Real Estate Availability or Tranche A-2 Real Estate Availability but for the failure of such parcel to satisfy the requirements for Eligible Real Property as of the Closing Date).

3	Receipt by Arrangers of: (i) projected balance sheets, income statements, statements of cash flows and availability of the Company and its subsidiaries giving effect to the Transactions and covering the term of the Credit Facility, which projections shall be on a fiscal month basis for the twelve-month period following the Closing Date, a quarterly basis for the twelve-month period thereafter and on an annual basis thereafter for the term of the Credit Facility, in each case with reasonable assumptions in sufficient detail set forth in such projections as provided to Arrangers, and an opening pro forma balance sheet for the Company and its subsidiaries, (ii) any updates or modifications to the projected financial statements of the Company and its subsidiaries previously received by Arrangers or to any of the assumptions with respect thereto, (iii) copies of interim unaudited financial statements for each quarter and month since the last audited financial statements of Borrowers and Guarantors and (iv) third party appraisals, field examinations and environmental audits in accordance with Agent’s customary procedures and in a form and scope substantially consistent with those previously delivered in connection with the Existing Credit Agreement and the Existing Nathan Credit Agreement.

4	Execution and delivery of all Loan Documents for the Credit Facility by the parties thereto, subject to Section 5 of the Commitment Letter, except, that, with respect to the delivery of collateral access agreements for leased or third party locations, the failure to deliver such agreements shall not be a condition of closing, provided, that, Borrowers shall use commercially reasonable efforts to obtain such agreements prior to closing and to the extent not delivered prior to closing shall use commercially reasonable efforts to obtain such agreements thereafter (and to the extent that Agent has not received reasonably acceptable collateral access agreements for a leased or third party location, it may a establish reserve in respect of amounts payable under the applicable lease or other agreement, subject to certain limitations to be agreed). Subject to Section 5 of the Commitment Letter, Agent, for the benefit of itself, Lenders, Issuing Bank and bank product providers, shall hold perfected, first priority security interests in and liens upon the Collateral, and Agent shall have received such evidence of the foregoing as it reasonably requires. Subject to Section 5 of the Commitment Letter, Agent, for the benefit of itself, Lenders, Issuing Bank and bank product providers, shall have received such documentation as is necessary to, upon filing, recording or registration, hold first priority (subject to certain specified permitted liens), perfected security interests in and liens upon the Collateral.

5	Agent and Lenders shall have received all documentation and other information reasonably required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent Agent requests such information at least ten (10) business days prior to the Closing Date. Arrangers shall have received an update of the Borrowing Base consistent with Agent’s customary procedures and practices so as to obtain current results for purposes of calculating opening Excess Availability, together with updates of other information previously provided to Agent, as Agent may from time to time reasonably request.

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6	No “Scout Material Adverse Effect” (as defined in the Merger Agreement as in effect on the date hereof and as delivered to Arrangers) shall have occurred since March 30, 2013, or “Nathan Material Adverse Effect” (as defined in the Merger Agreement as in effect on the date hereof and as delivered to Arrangers) shall have occurred since December 29, 2012. All costs, fees and expenses contemplated hereby due and payable on the Closing Date to Agent, Arranger and Lenders in respect of the Credit Facility, to the extent invoiced at least two (2) business days prior to the Closing Date (or such later date as the Company may reasonably agree) shall, upon the initial borrowing under the Credit Facility, have been paid or charged to any loan account of Borrowers maintained by Agent and Borrowers shall have complied in all material respects with their obligations to assist in the syndication of the Credit Facility as provided in Annex A to the Commitment Letter.

7	Arrangers shall have received a solvency certificate from the chief financial officer of the Company substantially in the form attached hereto as Annex I certifying that as of the Closing Date and after giving effect to the Credit Facility and the other Transactions contemplated hereby, the Company and its subsidiaries, taken as a whole, shall not be insolvent or become insolvent as a result thereof.

8	The Credit Facility shall have closed on or before January 21, 2014.

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ANNEX I

TO

SCHEDULE 3

TO TERM SHEET

SOLVENCY CERTIFICATE

of

THE COMPANY AND ITS SUBSIDIARIES

[Pursuant to the [Credit Agreement], the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of the Company, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of any Revolving Loans and the issuance of any LCs under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Revolving Loans:

(a) the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b) the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c) the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d) the Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Company and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Company and its Subsidiaries after consummation of the transactions contemplated by the Commitment Letter.]

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of the Company, on behalf of the Company, and not individually, as of the date first stated above.

[COMPANY]

By:
Name:
Title:

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SCHEDULE 4

TO

TERM SHEET

Real Property

Property Name	Address	City	State
McCook, NE Schmick’s	212 Westview Plaza (North Highway 83)	McCook	NE
Nathan CBRE Dec-12 Fargo, ND #116 Parking	720 N. University	Fargo	ND
Nathan CBRE Dec-12 Cannon Falls, MN Scofield Drug & Gift #356	108 - 4th Street N Cannon	Falls	MN
Nathan CBRE Dec-12 Hutchinson, MN EF #333	205 Washington Avenue E	Hutchinson	MN
Nathan CBRE Dec-12 Northfield, MN EF #330	601 Division Street S	Northfield	MN
Nathan CBRE Dec-12 Red Wing, MN EF #328	615 Main Street	Red Wing	MN
Nathan CBRE Dec-12 St. Peter, MN EF #331	612 South Minnesota Avenue	St. Peter	MN
Nathan CBRE Dec-12 West Fargo, ND SM #103 & Shopping Center	1100 13th Avenue East	West Fargo	ND
Nathan CBRE Dec-12 Auburn, NE SM #728 & Shopping Center	2428 Dahlke Avenue	Auburn	NE
Nathan CBRE Dec-12 Kearney, NE SM #765. Gas Pumps & Shopping Cntr	3920 2nd Ave.	Kearney	NE
Nathan CBRE Dec-12 North Platte, NE SM #766	601 East Francis Street	North Platte	NE
Nathan CBRE Dec-12 Ogallala, NE SM #270	303 West 1st Street	Ogallala	NE
Nathan CBRE Dec-12 Seward, NE SM #725	511 Bradford Street	Seward	NE
Nathan CBRE Dec-12 Wahoo, NE SM #727	1036 N. Chestnut	Wahoo	NE
Nathan CBRE Dec-12 Barron, WI EF #325	622 Lasalle Avenue	Barron	WI
Nathan CBRE Dec-12 Hudson, WI Family Fresh Mkt #344	2351 Coulee Road	Hudson	WI

Property Name	Address	City	State
Nathan CBRE Dec-12 New Richmond, WI Family Fresh Market #321	110 West 4th Street	New Richmond	WI
Nathan CBRE Dec-12 Somerset, WI EF #324 & Shopping Center	107 Parent Street	Somerset	WI
Nathan CBRE Dec-12 Ottumwa, IA Former FB #507 & gas pump area	522 N Hancock	Ottumwa	IA
Nathan CBRE Dec-12 Monmouth, IL Former EF #551	201 N. 11th	Monmouth	IL
Nathan CBRE Dec-12 St. Cloud, MN Warehouse #7	360 Hoffman Court	St. Cloud	MN
Nathan CBRE Dec-12 Fargo, ND Warehouse #38	3030 Main Avenue	Fargo	ND
Nathan CBRE Dec-12 Minot, ND Warehouse #35	1425 Burdick Express Way West	Minot	ND
Nathan CBRE Dec-12 Omaha, NE Whse #40	7401 F Street	Omaha	NE
25 Nathan CBRE Dec-12 Cincinnati, OH Warehouse #64	6300 Creek Rd.	Blue Ash	OH
Nathan CBRE Dec-12 Oklahoma City, OK Future Perishable Whse #939	5900 S. Hattie Avenue	Oklahoma City	OK
Nathan CBRE Dec-12 Rapid City, SD Whse #51	1313 E. St. Patrick St.	Rapid City	SD
Nathan CBRE Dec-12 Sioux Falls, SD Whse #54	1300 W. Elkhorn Ave.	Sioux Falls	SD
Nathan CBRE Dec-12 Bluefield, VA Warehouse #917	2120 Falls Mills Road	Bluefield	VA
Nathan CBRE Dec-12 Oklahoma City, OK Future Dry Whse #939	1101 SE 59th Street	Oklahoma City	OK
Nathan CBRE Dec-12 River Falls, WI EF #322 & Shopping Center	303 S. Main Street	River Falls	WI
Nathan CBRE Dec-12 Galesburg, IL Former EF #517	962 East Main St.	Galesburg	IL
33 Nathan CBRE Dec-12 Pensacola, FL Whse #927	4150 West Blount Street	Pensacola	FL
Nathan CBRE Dec-12 Cedar Rapids, IA Warehouse #1	1201 Blairs Ferry Rd.	Cedar Rapids	IA

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Property Name	Address	City	State
Nathan CBRE Dec-12 Devils Lake, ND	US Hwy 2 & State Hwy 20	Devils Lake	ND
Nathan CBRE Dec-12 Clear Lake, IA EF #511	20 S. 4th Street	Clear Lake	IA
Nathan CBRE Dec-12 Falls City, NE SM #734	1900 Harlan Street	Falls City	NE
Nathan CBRE Dec-12 Bellefontaine, OH Warehouse #65/#71 & Farmland	4067 County Road 130	Bellefontaine	OH
Nathan CBRE Dec-12 Lima, OH Warehouse #58	1100 Prosperity Road	Lima	OH
Nathan CBRE Dec-12 Junction City, KS	2925 Industrial Street	Junction City	KS
Nathan CBRE Dec-12 Bridgeport, MI Whse Land	2800 Stanton and 3000 Tatham	Bridgeport	MI
Nathan CBRE Dec-12 Rapid City, SD FTC #253 & Shopping Center	1516 E. St. Patrick St	Rapid City	SD
Nathan CBRE Dec-12 Durand, WI EF #323	520 W. Main Street	Durand	WI
Nathan CBRE Dec-12 Bloomington, IN Whse #938	311 North Curry Pike	Bloomington	IN
Nathan CBRE Dec-12 Westville, IN Warehouse #59	6500 S. US Hwy 421	Westville	IN
Nathan CBRE Dec-12 Lumberton, NC Whse #915 Parking	off Highway 72 West on Cold Storage Rd	Lumberton	NC
Nathan CBRE Dec-12 San Antonio, TX Whse #929	2330 Roosevelt Avenue	San Antonio	TX
Nathan CBRE Dec-12 Norfolk, VA Whse #924	1133 Kingwood Avenue	Norfolk	VA
Nathan CBRE Dec-12 Edina, MN EOC	7600 France Avenue	South Edina	MN
Nathan CBRE Dec-12 Holdrege, NE SM #720 Parking	424 McMillan St/W 5th Ave	Holdrege	NE
Nathan CBRE Dec-12 Fergus Falls, MN Holiday #338	1203 West Lincoln	Fergus Falls	MN
Nathan CBRE Dec-12 Fergus Falls, MN SM #334	1205 West Lincoln	Fergus Falls	MN
Nathan CBRE Dec-12 Sterling, CO SM #271	217 South Third Avenue	Sterling	CO

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Property Name	Address	City	State
Scout CBRE Oct-11 Shop-N-Save	5539 W. US-10	Ludington	MI
Scout CBRE Oct-11 Commercial Land	5539 W. US-10	Ludington	MI
Scout CBRE Oct-11 Commercial Land	5539 W. US-10	Ludington	MI
Scout CBRE Oct-11 VG’s Grocery Store	1341 N M-52	Owosso	MI
Scout CBRE Oct-11 Vacant Drug Store	410 Wheeling Street	Oregon	OH
Scout CBRE May-12 Former Pharmacy/Grocery Store	124 E Front Street	Adrian	MI
Scout CBRE May-12 Rite Aid	801 Dixie Highway	Rossford	OH
Scout CBRE May-12 Vacant Land	851-859 E. Jefferson Street	Plymouth	IN
Scout CBRE Oct-11 D & W Knapp’s Crossing	2022 Apple Orchard Avenue	Grand Rapids	MI
Scout CBRE Oct-11 Spartan Distribution Center	850 76th Street SW	Byron Township	MI
Scout CBRE Oct-11 Warehouse Facility	800 & 1020 Ford Street	Maumee	OH
Scout CBRE Oct-11 Warehouse Facility	4223 South Avenue	Toledo	OH
Scout CBRE May-12 Family Fare Quick Stop	7599 Clyde Park Avenue	Byron Center	MI
Scout CBRE May-12 Family Fare Quick Stop	2760 Port Sheldon Street	Georgetown Township	MI
Scout CBRE May-12 Family Fare Quick Stop	997 Butternut Drive	Holland Township	MI
Scout CBRE Oct-11 Family Fare Fuel Center	1600 28th Street SW	Wyoming	MI
Scout CBRE Oct-11 D & W Grocery Store	151 W Grand River Avenue	Williamston	MI
Scout CBRE Oct-11 Vacant Land	SWC Burlingame Avenue & 84th Street	Byron Center	MI
72 Scout CBRE May-12 Vacant Land	2141 Parkview Avenue	Kalamazoo	MI
Scout CBRE May-12 Vacant Land	N Vienna Road/W Jennings Road	Vienna Township	MI
Scout CBRE May-12 Vacant Land	N Beecher Road, E Elms Road	Flint Township	MI
Scout CBRE May-12 Vacant Land	W of Holly Rd/S of Industrial Park Drive	Grand Blanc	MI

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775	Bag’N Save	1826 Vinton Street	Omaha	NE	68108	43,962
776	Bag’N Save	5101 Harrison Street	Bellevue	NE	68157	43,100
777	Bag’N Save	7646 Dodge Street Cross Roads Plaza	Omaha	NE	68114	67,151
780	Bag’N Save	2650 N. 90th Street	Omaha	NE	68134	92,381
782	Bag’N Save	770 N. 114th Street	Omaha	NE	68145	67,077
783	Bag’N Save	2011 N. 156th Street	Omaha	NE	68116	53,114
793	No Frills Q Street	3548 Q Street	Omaha	NE	68107	39,317
720	Summart	214 W. 4th Street	Holdrege	NE	68949	22,530
	Vacant Land	NEC Hwy 34 & S221st St.	Glenwood	IA

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